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                                                                    EXHIBIT 3.1

                             DECLARATION OF TRUST

                                      OF

                           FDIC REMIC TRUST 1996-C1

  DECLARATION OF TRUST, effective as of November 13, 1996 and made by State Street Bank and Trust Company, a Massachusetts banking corporation, as settlor of the Trust Fund (the "Settlor") and State Street Bank and Trust Company, as trustee of the Trust Fund (the "Trustee") for the benefit of Lehman Brothers, as initial beneficiary of the Trust Fund (the "Initial Beneficiary").

                                   ARTICLE I

                           CREATION, NAME AND OFFICE

  The Settlor has established a trust, which is named "FDIC REMIC Trust 1996-C1" (the "Trust Fund"), and designated the Trustee, under its fiduciary powers as a Massachusetts banking corporation, as trustee of the Trust Fund. The Trustee hereby acknowledges that it is holding all right, title and interest in and to the sum of One Hundred Dollars ($100.00), constituting the initial trust estate (the "Initial Trust Estate"), in trust for the Initial Beneficiary. This Declaration of Trust shall be construed in accordance with the internal laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The principal office of the Trust Fund is in Boston, Massachusetts and the address of the Trust Fund is 225 Franklin Street, Boston, Massachusetts 02110.

                                  ARTICLE II

                                    PURPOSE

  The Trust Fund is created for the purposes of (a) providing for the administration by the Trustee of the Initial Trust Estate for the use and benefit for the Initial Beneficiary until this Declaration of Trust is amended and restated in its entirety pursuant to a certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be dated on or about as of December 1, 1996, by and among the Federal Deposit Insurance Corporation in its corporate capacity, as administrator of the Bank Insurance Fund and in its capacity as receiver of various depository institutions, Banc One Management and Consulting Corporation, as servicer, and the Trustee, as trustee, (b) authorizing the execution and delivery by the Trustee, as Trustee hereunder and not in its individual capacity, of a certain underwriting agreement by and among the Trust Fund, the Federal Deposit Insurance Corporation and Lehman Brothers, as representative of the underwriters (the "Underwriting Agreement") and a Registration Statement on Form S-11 and other documents related to the sale of the Certificates hereinafter referred to and (c) thereafter providing for the issuance and sale by the Trustee of FDIC REMIC Trust 1996-C1 Commercial Mortgage Pass-Through Certificates, Series 1996-C1 (the "Certificates") pursuant to the Underwriting Agreement and making distributions and reporting to holders of Certificates, as will be provided in the Pooling and Servicing Agreement. To the extent expressly permitted or required under the Pooling and Servicing Agreement, the Trust Fund is created for the additional purposes of disposing of any of the Mortgage Loans (including Mortgaged Property and REO Property (as defined in the Pooling and Servicing Agreement)), and in furtherance of the purposes set forth in this sentence, the Trustee on behalf of the Trust Fund may hold and dispose of Mortgaged Property and REO Property acquired in connection with the Mortgage Loans.
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                                  ARTICLE III

                                 AUTHORIZATION

  The Trustee is hereby authorized to take all actions that, in its sole discretion, it deems necessary or advisable to carry out the foregoing purposes, and said Trustee, its directors, officers and employees shall not be liable individually for any action or omissions in the premises.

                                  ARTICLE IV

            RESTATEMENT PURSUANT TO POOLING AND SERVICING AGREEMENT

  This Declaration of Trust shall be amended and restated in its entirety pursuant to the Pooling and Servicing Agreement and no consent of the Initial Beneficiary shall be required therefor.

  If the Pooling and Servicing Agreement is not executed and delivered within one year of the date hereof, the Trust Fund shall be terminated upon the expiration of such one year period.

  IN WITNESS WHEREOF, State Street Bank and Trust Company has caused this Declaration of Trust to be duly executed as of the date first above written.

                                          State Street Bank and Trust Company,
                                              not in its individual capacity
                                              but solely as Settlor for FDIC
                                              REMIC Trust 1996-C1


                                          By:    /s/ David Duclos
                                             ---------------------------------

                                          Name:  David Duclos
                                               -------------------------------

                                          Title: Assistant Vice President
                                                ------------------------------

  The undersigned hereby accepts its appointment as Trustee under the terms and conditions of this Declaration of Trust.

                                          State Street Bank and Trust Company,
                                              not in its individual capacity
                                              but solely as Settlor for FDIC
                                              REMIC Trust 1996-C1


                                          By:    /s/ David Duclos
                                             ---------------------------------

                                          Name:  David Duclos
                                               -------------------------------

                                          Title: Assistant Vice President
                                                ------------------------------

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